Exhibit 99.1

Magellan Begins Work to Open Upper Portal at Center Star Gold Mine in Idaho

Upper portal expected to provide access to two previously unknown veins detailed in 1982 geological report

WALLACE, Idaho — August 18, 2021 – Magellan Gold Corporation (OTCQB: MAGE) ("Magellan" or the "Company"), a US-focused precious metals exploration and development company, is pleased that work has commenced on reopening the upper portal at its flagship Center Star Gold Mine project in Idaho.

“We are anxious to get the upper portal opened to get access to two veins that were described in a 1982 geological report that noted two previously unknown veins that were intersected while driving the drift,” said Mike Lavigne, President of Magellan. “With the upper portal and main portals open we will be able to work from both the intermediate level and the main level of the mine, providing us a much better platform for future exploration and development.”

The upper portal of the Center Star Mine is the point that a new drift was driven in 1981 from the surface to the intermediate level. This was the last significant work at the mine prior to it being shut down during a period of low gold prices. Crosscut work from 1982 discovered two previously unknown veins at the intermediate level, one vein assayed 1.09 oz/ton and the second vein assayed 2.75 oz/ton. In addition to providing access to these veins, the reopening of the upper portal will eventually allow for a secondary escape route from the mine as the Company proceeds with additional exploration and development.

Located near the Elk City mining district of Idaho, Center Star hosts high-grade gold mineralization that was discovered in the early 1900s, with periodic historic production and development work done under different ownership through the 1980s.

Since acquiring the Center Star project in July 2020, Magellan acquired additional unpatented mining claims adding 320 acres of land to increase its holding to 620 acres of claims along the Center Star gold trend.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is focused on the exploration and development of precious metals in North America. Magellan's flagship project is the Center Star Gold Mine in Idaho. We are additionally working to build a collection of interests in operating mines in the Western United States. Our goal going forward will be to achieve production and expand our resource base to achieve greater market recognition for the benefit of our shareholders.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

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Cautionary Statement

The United States Securities and Exchange Commission (“SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Pursuant to SEC Industry Guide 7 under the United States Securities Act of 1933, as amended, a “final” or “bankable” feasibility study is required to report reserves. Currently Magellan has not delineated “reserves” on any of its properties. Magellan cannot be certain that any deposits at its properties will ever be confirmed or converted into SEC Industry Guide 7 or any successor rule or regulation compliant “reserves”. Investors are cautioned not to assume that any part or all of the historic gold zones will ever be confirmed or converted into reserves or that it can be economically or legally extracted.

The SEC has adopted amendments to its disclosure rules to modernize the mineral property disclosure requirements for issuers whose securities are registered with the SEC under the United States Securities Exchange Act of 1934, as amended.  These amendments became effective February 25, 2019, and, on January 1, 2021, replaced the historical property disclosure requirements for mining registrants that were included in SEC Industry Guide 7, which have been rescinded from and after such date. The amendments referenced above do not rescind the disclaimers made in the preceding paragraph.

Forward Looking Statements

This release contains "forward-looking statements." Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable, but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation's periodic filings with the Securities and Exchange Commission.

Contact:

Bruce Nurse

Magellan Gold Corp.

303-919-2913

bnurse@magellangoldcorp.com

RedChip Companies, Inc.
Todd McKnight
407-571-0904
todd@redchip.com

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